Exhibit 21.1

The following is a list of Avalon’s subsidiaries except for unnamed subsidiaries which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Subsidiary Name	State of Incorporation

• American Landfill Management, Inc.	Ohio
•American Construction Supply, Inc.	Ohio
• American Waste Management Services, Inc.	Ohio
• American Waste NJ	New Jersey
• American Water Management Services, LLC	Ohio
• AWMS Holdings, LLC	Ohio
• AWMS Rt. 169, LLC	Ohio
• Avalon Golf and Country Club, Inc.	Ohio
• Avalon Lakes Golf, Inc.	Ohio
• Avalon Travel, Inc.	Ohio
• TBG, Inc.	Ohio
• Avalon Country Club at Sharon, Inc.	Pennsylvania
• Havana Cigar Company	Pennsylvania
• The Avalon Resort and Spa LLC	Ohio

Parent/subsidiary relationships are indicated by indentations. In each case, 100% of the voting securities of each of the subsidiaries are owned by the indicated parent of such subsidiary, except for AWMS Holdings, LLC. At December 31, 2014 American Water Management Services, LLC owned approximately 47% of AWMS Holdings, LLC.